Exhibit 99.1

SiriusXM Reports Second Quarter 2019 Results

•	Second Quarter Revenue Increases to $2.0 Billion; Pro Forma Growth of 9%

•	Net Income of $263 Million; Diluted EPS of $0.06

•	Adjusted EBITDA Climbs 22% to Record $618 Million

•	$898 Million of Common Stock Repurchased in the Second Quarter; Total Capital Returns of Nearly $1.9 Billion to Date in 2019

•	SiriusXM Increases 2019 Revenue and Adjusted EBITDA Guidance

NEW YORK – July 30, 2019 – SiriusXM today announced second quarter 2019 operating and financial results. Total revenue of $2.0 billion increased 38% compared to the prior year period, boosted by the acquisition of Pandora Media on February 1, 2019. On a pro forma basis, revenue climbed 9% from $1.8 billion in the second quarter of 2018. The Company's net income totaled $263 million in the second quarter, compared to $293 million in the prior year period. Net income per diluted common share was $0.06 in the second quarter and the prior year period.

Adjusted EBITDA grew 22% to a record $618 million in the second quarter and resulted in an adjusted EBITDA margin of 31.2%, growing approximately 330 basis points from 27.9% in the second quarter 2018. The adjusted EBITDA margin in the quarter was driven primarily by revenue growth across the combined businesses and cost efficiencies in subscriber acquisition costs and revenue share and royalties.

“Our company produced outstanding financial and operating results once again this quarter, and I’m pleased by the quick progress we’ve made in integrating Pandora. Revenues and adjusted EBITDA each reached records in the period. We're thrilled with the results in the first half of the year, and we are raising 2019 guidance for revenue and adjusted EBITDA and reiterating our guidance for net subscriber additions and free cash flow," said Jim Meyer, Chief Executive Officer, SiriusXM.

“We continue to offer outstanding new programming across comedy, sports, talk and music, with some of the best brands in all of media. Lady Gaga played a once-in-a-lifetime show for SiriusXM subscribers and Pandora listeners in late June at Harlem’s Apollo Theater, marking the first-ever combined SiriusXM and Pandora event. We debuted "Netflix Is A Joke Radio," a full-time comedy channel with Netflix, and announced plans for a new music channel with SoulCycle. We launched a new jam band channel with Phish, and special pop-up channels with Madonna, Cher, Dave Matthews Band and the music of Pavarotti. And, last week, we were thrilled to announce a groundbreaking and unprecedented collaboration with platinum-selling recording artist Drake — our content is a true competitive advantage,” added Meyer.

Pro forma figures assume the Pandora acquisition closed on January 1, 2018.

SECOND QUARTER 2019 HIGHLIGHTS

SiriusXM operates two complementary audio entertainment businesses — our SiriusXM business and our Pandora business. Further information regarding these two segments will be contained in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019. The pro forma financial and operating highlights of these two segments are presented separately below and exclude the impact of share-based payment expense.

SIRIUSXM

•
Self-Pay Subscribers Top 29.3 Million. SiriusXM added 290 thousand net new self-pay subscribers in the second quarter to end with more than 29.3 million self-pay subscribers. Total net subscriber additions in the second quarter were 174 thousand, resulting in more than 34.3 million total SiriusXM subscribers at the end of the period. Paid promotional subscribers decreased due to declines in shipments from automakers offering paid promotional subscriptions. Self-pay monthly churn for the quarter was 1.7%, compared to 1.6% in the second quarter of 2018.

•
Record SiriusXM Revenue Over $1.5 Billion. Second quarter revenue of $1.5 billion grew 7% compared to the prior year period. This growth was driven by a 3% increase in total SiriusXM subscribers and 4% growth in SiriusXM's average revenue per user (ARPU) to $13.83.

•
Gross Profit Grows 7%. Total cost of services at SiriusXM increased 7% to $594 million in the second quarter, driven primarily by higher revenue share and royalties and programming and content. Gross profit at SiriusXM in the quarter totaled $944 million, increasing 7% over the second quarter of 2018, and produced a gross margin of 61%, flat compared to the prior year period.

•
Major App Upgrades; Streaming Now Included for 30 Million Subs. SiriusXM Select subscribers now have unlimited streaming access to the hundreds of SiriusXM music, sports, talk, news and entertainment channels, at no additional cost, outside the car on a phone, at home and online. With this new streaming, customers will also get access to over 100 recently launched Xtra Music Channels and an expanded preview of SiriusXM Video. With the launch of Personalized Stations Powered by Pandora, subscribers to the SiriusXM All Access and SiriusXM Premier Streaming packages will now be able to create their own customized commercial-free music stations within the SiriusXM app.

PANDORA

•
Advertising Revenue Grows 13%. Ad revenue at Pandora reached a second quarter record of $306 million, growing 13% over the second quarter of 2018. Ad revenue was driven by record second quarter monetization of $80 per thousand hours, growing 17% over the second quarter 2018. Strength in audio and video programmatic and engagement-based video as well as the expansion of off-platform efforts and fees generated on the AdsWizz platform drove revenue growth. Total revenue for Pandora grew 15% to $441 million in the quarter, aided in part by an 18% increase in subscriber revenue to $135 million.

•
Total Ad Supported Listener Hours of 3.49 Billion. Monthly Active Users (MAUs) at Pandora were 64.9 million in the second quarter, down from 71.4 million in the prior year period. Total ad supported listener hours were 3.49 billion in the period, down from 3.86 billion in the second quarter of 2018.

•
Self-Pay Net Adds of 64 Thousand. Pandora added 64 thousand net new self-pay subscribers in the second quarter to end with over 6.2 million self-pay subscribers. Total Pandora subscribers were 7.0 million at the end of the period, an increase of 16% over the second quarter 2018.

•
Gross Profit Grows 40%. Total cost of services at Pandora in the second quarter 2019 of $284 million increased 4% compared with the second quarter 2018. This resulted in gross profit at Pandora of $157 million, up 40% over the second quarter 2018, and produced a gross margin in the quarter of 36%, growing approximately 700 basis points from 29% in the prior year period. This expansion was driven primarily by lower revenue share and royalties and customer service and billing expenses as a percentage of revenue.

Second quarter net income of $263 million declined 10% over the prior year period due primarily to a one-time $86 million benefit to other income last year driven by unrealized gains from the Company's investment in Pandora. The Company's effective tax rate for the second quarter 2019 was 22.4%, compared to 19.4% in the prior year period, with the change driven primarily by lower recognition of excess tax benefits related to share-based compensation.

“SiriusXM repurchased $898 million of its stock in the quarter. Total capital returned to stockholders, including dividends, is nearly $1.9 billion so far this year. Since the announcement of the Pandora acquisition, we have repurchased all of the common stock issued as part of that transaction. During the quarter, we issued $1.25 billion of 10-year 5.50% Senior Notes due 2029 to pay down our revolving credit facility balance. In early July, we issued $1.5 billion of 5-year 4.625% Senior Notes due 2024, the proceeds of which we used to redeem SiriusXM's outstanding 6.00% Senior Notes due 2024. At quarter-end, our debt to adjusted EBITDA was 3.3 times and we had cash on hand of $215 million with our entire $1.75 billion revolver available. We will continue to use our strong financial position and ample liquidity to invest in our business, make strategic investments and return capital to stockholders," noted David Frear, Chief Financial Officer, SiriusXM.

2019 GUIDANCE

The Company is reiterating its existing full-year 2019 guidance for SiriusXM self-pay net subscriber additions and free cash flow, and increasing guidance for pro forma revenue and adjusted EBITDA. The company's increased full-year guidance for the combined company, including Pandora, is as follows:

•	SiriusXM self-pay net subscriber additions approaching 1 million,

•	Pro forma revenue of approaching $7.8 billion,

•	Adjusted EBITDA of approaching $2.35 billion, and

•	Free cash flow of approximately $1.6 billion.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The Company expects to fund the repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

The Company's dividend policy may change at any time without notice to stockholders. The declaration and payment of dividends is at the discretion of the Company's Board of Directors in accordance with applicable law after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs, limitations imposed by its indebtedness, legal requirements and other factors that the Board of Directors deems relevant.

SECOND QUARTER 2019 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions, except per share data)	2019	2018	2019	2018

Revenue:
Subscriber revenue	$1,537	$1,304	$2,995	$2,562
Advertising revenue	358	47	567	89
Equipment revenue	41	37	82	72
Other revenue	41	44	77	84
Total revenue	1,977	1,432	3,721	2,807
Operating expenses:
Cost of services:
Revenue share and royalties	600	404	1,092	714
Programming and content	116	106	222	207
Customer service and billing	120	95	233	189
Transmission	40	24	71	46
Cost of equipment	6	8	12	15
Subscriber acquisition costs	104	120	212	243
Sales and marketing	232	119	415	226
Engineering, design and development	74	27	128	58
General and administrative	120	92	255	177
Depreciation and amortization	119	75	226	147
Acquisition and other related costs	7	—	83	—
Total operating expenses	1,538	1,070	2,949	2,022
Income from operations	439	362	772	785
Other (expense) income:
Interest expense	(97)	(86)	(187)	(176)
Loss on extinguishment of debt	—	—	(1)	—
Other (expense) income	(3)	88	(2)	124
Total other (expense) income	(100)	2	(190)	(52)
Income before income taxes	339	364	582	733
Income tax expense	(76)	(71)	(157)	(151)
Net income	$263	$293	$425	$582
Foreign currency translation adjustment, net of tax	7	(9)	14	(18)
Total comprehensive income	$270	$284	$439	$564
Net income per common share:
Basic	$0.06	$0.07	$0.09	$0.13
Diluted	$0.06	$0.06	$0.09	$0.13
Weighted average common shares outstanding:
Basic	4,568	4,482	4,569	4,487
Diluted	4,675	4,589	4,677	4,589
Dividends declared per common share	$0.0121	$0.0110	$0.0242	$0.0220

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	June 30, 2019	December 31, 2018
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$215	$54
Receivables, net	628	233
Inventory, net	17	22
Related party current assets	11	11
Prepaid expenses and other current assets	211	158
Total current assets	1,082	478
Property and equipment, net	1,583	1,513
Intangible assets, net	3,543	2,501
Goodwill	3,852	2,290
Related party long-term assets	456	960
Deferred tax assets	218	293
Operating lease right-of-use assets	442	—
Other long-term assets	140	138
Total assets	$11,316	$8,173
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,102	$736
Accrued interest	134	128
Current portion of deferred revenue	1,974	1,932
Current maturities of debt	3	3
Operating lease current liabilities	47	—
Related party current liabilities	4	4
Total current liabilities	3,264	2,803
Long-term deferred revenue	140	149
Long-term debt	7,843	6,885
Related party long-term liabilities	2	4
Deferred tax liabilities	48	47
Operating lease liabilities	418	—
Other long-term liabilities	90	102
Total liabilities	11,805	9,990
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 4,497 and 4,346 shares issued; 4,492 and 4,346 outstanding at June 30, 2019 and December 31, 2018, respectively	4	4
Accumulated other comprehensive income (loss), net of tax	8	(6)
Additional paid-in capital	1,159	242
Treasury stock, at cost; 5 and 0 shares of common stock at June 30, 2019 and December 31, 2018, respectively	(28)	—
Accumulated deficit	(1,632)	(2,057)
Total stockholders’ equity (deficit)	(489)	(1,817)
Total liabilities and stockholders’ equity (deficit)	$11,316	$8,173

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
(in millions)	2019	2018
Cash flows from operating activities:
Net income	$425	$582
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	226	147
Non-cash interest expense, net of amortization of premium	7	5
Provision for doubtful accounts	27	24
Amortization of deferred income related to equity method investment	(1)	(1)
Loss on extinguishment of debt	1	—
Loss on unconsolidated entity investments, net	10	—
Gain on fair value instrument	—	(118)
Dividend received from unconsolidated entity investment	1	1
Share-based payment expense	127	70
Deferred income taxes	146	134
Changes in operating assets and liabilities:
Receivables	(69)	(29)
Inventory	6	1
Related party, net	(1)	(2)
Prepaid expenses and other current assets	(20)	—
Other long-term assets	4	8
Operating lease right-of-use assets	2	—
Accounts payable and accrued expenses	36	88
Accrued interest	6	(9)
Deferred revenue	(4)	85
Operating lease liabilities	7	—
Other long-term liabilities	5	8
Net cash provided by operating activities	941	994
Cash flows from investing activities:
Additions to property and equipment	(160)	(174)
Purchases of other investments	(7)	(7)
Cash received from Pandora Acquisition	313	—
Sale of short-term investments	72	—
Investments in related parties and other equity investees	(9)	(6)
Repayment from related party	—	3
Net cash provided by (used in) investing activities	209	(184)
Cash flows from financing activities:
Proceeds from exercise of stock options	1	—
Taxes paid from net share settlements for stock-based compensation	(47)	(71)
Revolving credit facility, net of deferred financing costs	(439)	(303)
Proceeds from sale of capped call security	3	—
Proceeds from long-term borrowings, net of costs	1,236	—
Principal payments of long-term borrowings	(156)	(8)
Common stock repurchased and retired	(1,474)	(334)
Dividends paid	(113)	(99)
Net cash used in financing activities	(989)	(815)
Net decrease in cash, cash equivalents and restricted cash	161	(5)
Cash, cash equivalents and restricted cash at beginning of period	65	79
Cash, cash equivalents and restricted cash at end of period(1)	$226	$74

(1)
The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	June 30, 2019	December 31, 2018	June 30, 2018	December 31, 2017
Cash and cash equivalents	$215	$54	$63	$69
Restricted cash included in Other long-term assets	11	11	11	10
Total cash, cash equivalents and restricted cash at end of period	$226	$65	$74	$79

Unaudited Pro Forma Results
Set forth below are our pro forma results of operations for the three months ended June 30, 2019 compared with the three months ended June 30, 2018. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Pandora Acquisition actually occurred on January 1, 2018 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs and associated tax impacts. Please refer to the Footnotes to Results of Operations.

					2019 vs 2018 Change
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Three Months		Six Months
(in millions)	2019	2018	2019	2018	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Sirius XM:
Subscriber revenue	$1,402	$1,304	$2,772	$2,562	$98	8%	$210	8%
Advertising revenue	52	47	98	89	5	11%	9	10%
Equipment revenue	41	37	82	72	4	11%	10	14%
Other revenue	43	46	81	89	(3)	(7)%	(8)	(9)%
Total Sirius XM revenue	1,538	1,434	3,033	2,812	104	7%	221	8%
Pandora:
Subscriber revenue	135	114	269	218	21	18%	51	23%
Advertising revenue	306	271	537	486	35	13%	51	10%
Total Pandora revenue	441	385	806	704	56	15%	102	14%
Total consolidated revenue	1,979	1,819	3,839	3,516	160	9%	323	9%
Cost of services
Sirius XM:
Revenue share and royalties	360	404	707	714	(44)	(11)%	(7)	(1)%
Programming and content	113	106	215	207	7	7%	8	4%
Customer service and billing	99	95	197	189	4	4%	8	4%
Transmission	25	24	50	46	1	4%	4	9%
Cost of equipment	6	8	12	15	(2)	(25)%	(3)	(20)%
Total Sirius XM cost of services	603	637	1,181	1,171	(34)	(5)%	10	1%
Pandora:
Revenue share and royalties	246	236	463	458	10	4%	5	1%
Programming and content	3	2	7	4	1	50%	3	75%
Customer service and billing	21	24	44	44	(3)	(13)%	—	—%
Transmission	15	12	26	24	3	25%	2	8%
Total Pandora cost of services	285	274	540	530	11	4%	10	2%
Total consolidated cost of services	888	911	1,721	1,701	(23)	(3)%	20	1%
Subscriber acquisition costs	104	120	212	243	(16)	(13)%	(31)	(13)%
Sales and marketing	232	217	451	423	15	7%	28	7%
Engineering, design and development	74	64	142	126	10	16%	16	13%
General and administrative	120	133	271	262	(13)	(10)%	9	3%
Depreciation and amortization	119	116	241	229	3	3%	12	5%
Total operating expenses	1,537	1,561	3,038	2,984	(24)	(2)%	54	2%
Income from operations	442	258	801	532	184	71%	269	51%
Other (expense) income:
Interest expense	(97)	(93)	(189)	(190)	4	4%	(1)	(1)%
Loss on extinguishment of debt	—	(15)	(1)	(17)	(15)	(100)%	(16)	(94)%
Other (expense) income	(3)	4	(1)	11	(7)	(175)%	(12)	(109)%
Total other (expense) income	(100)	(104)	(191)	(196)	(4)	(4)%	5	3%
Income before income taxes	342	154	610	336	188	122%	274	82%
Income tax expense	(77)	(11)	(164)	(45)	(66)	(600)%	(119)	(264)%
Net income	$265	$143	$446	$291	$122	85%	$155	53%

Adjusted EBITDA	$618	$507	$1,184	$954	$111	22%	$230	24%

Footnotes to Results of Operations
The following tables reconcile our results of operations as reported to our pro forma results of operations for the three months ended June 30, 2019 and 2018 which includes the Pandora pre-acquisition financial information for the applicable periods and the effects of purchase price accounting. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Pandora Acquisition actually occurred on January 1, 2018 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs and associated tax impacts.

	Unaudited for the Three Months Ended June 30, 2019
(in millions)	As Reported	Predecessor Financial Information	Purchase Price Accounting Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,402	$—	$—		$1,402
Advertising revenue	52	—	—		52
Equipment revenue	41	—	—		41
Other revenue	41	—	2	(a)	43
Total Sirius XM revenue	1,536	—	2		1,538
Pandora:
Subscriber revenue	135	—	—		135
Advertising revenue	306	—	—		306
Total Pandora revenue	441	—	—		441
Total consolidated revenue	1,977	—	2		1,979
Cost of services
Sirius XM:
Revenue share and royalties	360	—	—		360
Programming and content	113	—	—		113
Customer service and billing	99	—	—		99
Transmission	25	—	—		25
Cost of equipment	6	—	—		6
Total Sirius XM cost of services	603	—	—		603
Pandora:
Revenue share and royalties	240	—	6	(b)	246
Programming and content	3	—	—		3
Customer service and billing	21	—	—		21
Transmission	15	—	—		15
Total Pandora cost of services	279	—	6		285
Total consolidated cost of services	882	—	6		888
Subscriber acquisition costs	104	—	—		104
Sales and marketing	232	—	—		232
Engineering, design and development	74	—	—		74
General and administrative	120	—	—		120
Depreciation and amortization	119	—	—		119
Acquisition and other related costs	7	—	(7)	(c)	—
Total operating expenses	1,538	—	(1)		1,537
Income (loss) from operations	439	—	3		442
Other (expense) income:
Interest expense	(97)	—	—		(97)
Loss on extinguishment of debt	—	—	—		—
Other (expense) income	(3)	—	—		(3)
Total other (expense) income	(100)	—	—		(100)
Income (loss) before income taxes	339	—	3		342
Income tax expense	(76)	—	(1)	(d)	(77)
Net income	$263	$—	$2		$265

(a)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(b)	This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.

(c)	This adjustment eliminates the impact of acquisition and other related costs.

(d)	This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at June 30, 2019 to the pro forma adjustments of $3.

	Unaudited for the Three Months Ended June 30, 2018
(in millions)	As Reported	Predecessor Financial Information (e)	Purchase Price Accounting and Pro Forma Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,304	$—	$—		$1,304
Advertising revenue	47	—	—		47
Equipment revenue	37	—	—		37
Other revenue	44	—	2	(f)	46
Total Sirius XM revenue	1,432	—	2		1,434
Pandora:
Subscriber revenue	—	114	—		114
Advertising revenue	—	271	—		271
Total Pandora revenue	—	385	—		385
Total consolidated revenue	1,432	385	2		1,819
Cost of services
Sirius XM:
Revenue share and royalties	404	—	—		404
Programming and content	106	—	—		106
Customer service and billing	95	—	—		95
Transmission	24	—	—		24
Cost of equipment	8	—	—		8
Total Sirius XM cost of services	637	—	—		637
Pandora:
Revenue share and royalties	—	236	—		236
Programming and content	—	2	—		2
Customer service and billing	—	24	—		24
Transmission	—	12	—		12
Total Pandora cost of services	—	274	—		274
Total consolidated cost of services	637	274	—		911
Subscriber acquisition costs	120	—	—		120
Sales and marketing	119	98	—		217
Engineering, design and development	27	37	—		64
General and administrative	92	41	—		133
Depreciation and amortization	75	14	27	(g)	116
Total operating expenses	1,070	464	27		1,561
Income from operations	362	(79)	(25)		258
Other (expense) income:
Interest expense	(86)	(7)	—		(93)
Loss on extinguishment of debt	—	(15)	—		(15)
Other (expense) income	88	2	(86)	(h)	4
Total other (expense) income	2	(20)	(86)		(104)
Income before income taxes	364	(99)	(111)		154
Income tax expense	(71)	7	53	(i)	(11)
Net income	$293	$(92)	$(58)		$143

(e)	Represents Pandora’s results for the period April 1, 2018 through June 30, 2018.

(f)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(g)
This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.

(h)	This adjustment eliminates the unrealized gain for the fair value adjustment of our preferred stock investment in Pandora.

(i)	This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at June 30, 2018 to the pro forma adjustments of $(111) and Pandora's loss before income tax of $(99).

	Unaudited for the Six Months Ended June 30, 2019
(in millions)	As Reported	Predecessor Financial Information (j)	Purchase Price Accounting and Pro Forma Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	2,772	—	—		2,772
Advertising revenue	98	—	—		98
Equipment revenue	82	—	—		82
Other revenue	77	—	4	(k)	81
Total Sirius XM revenue	3,029	—	4		3,033
Pandora:
Subscriber revenue	223	46	—		269
Advertising revenue	469	68	—		537
Total Pandora revenue	692	114	—		806
Total consolidated revenue	3,721	114	4		3,839
Cost of services
Sirius XM:
Revenue share and royalties	707	—	—		707
Programming and content	215	—	—		215
Customer service and billing	197	—	—		197
Transmission	50	—	—		50
Cost of equipment	12	—	—		12
Total Sirius XM cost of services	1,181	—	—		1,181
Pandora:
Revenue share and royalties	385	71	7	(l)	463
Programming and content	7	—	—		7
Customer service and billing	36	8	—		44
Transmission	21	5	—		26
Total Pandora cost of services	449	84	7		540
Total consolidated cost of services	1,630	84	7		1,721
Subscriber acquisition costs	212	—	—		212
Sales and marketing	415	36	—		451
Engineering, design and development	128	14	—		142
General and administrative	255	16	—		271
Depreciation and amortization	226	6	9	(m)	241
Acquisition and other related costs	83	1	(84)	(n)	—
Total operating expenses	2,949	157	(68)		3,038
Income (loss) from operations	772	(43)	72		801
Other (expense) income:
Interest expense	(187)	(2)	—		(189)
Loss on extinguishment of debt	(1)	—	—		(1)
Other (expense) income	(2)	1	—		(1)
Total other (expense) income	(190)	(1)	—		(191)
Income (loss) before income taxes	582	(44)	72		610
Income tax expense	(157)	—	(7)	(o)	(164)
Net income	425	(44)	65		446

(j)	Represents Pandora’s results for the period January 1, 2019 through January 31, 2019.

(k)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(l)	This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.

(m)
This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.

(n)	This adjustment eliminates the impact of acquisition and other related costs.

(o)
This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at June 30, 2019 to the pro forma adjustments of $72 and Pandora's pre-acquisition loss before income tax of $(44).

	Unaudited for the Six Months Ended June 30, 2018
(in millions)	As Reported	Predecessor Financial Information (p)	Purchase Price Accounting and Pro Forma Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	2,562	—	—		2,562
Advertising revenue	89	—	—		89
Equipment revenue	72	—	—		72
Other revenue	84	—	5	(q)	89
Total Sirius XM revenue	2,807	—	5		2,812
Pandora:
Subscriber revenue	—	218	—		218
Advertising revenue	—	486	—		486
Total Pandora revenue	—	704	—		704
Total consolidated revenue	2,807	704	5		3,516
Cost of services
Sirius XM:
Revenue share and royalties	714	—	—		714
Programming and content	207	—	—		207
Customer service and billing	189	—	—		189
Transmission	46	—	—		46
Cost of equipment	15	—	—		15
Total Sirius XM cost of services	1,171	—	—		1,171
Pandora:
Revenue share and royalties	—	458	—		458
Programming and content	—	4	—		4
Customer service and billing	—	44	—		44
Transmission	—	24	—		24
Total Pandora cost of services	—	530	—		530
Total consolidated cost of services	1,171	530	—		1,701
Subscriber acquisition costs	243	—	—		243
Sales and marketing	226	197	—		423
Engineering, design and development	58	68	—		126
General and administrative	177	85	—		262
Depreciation and amortization	147	28	54	(r)	229
Total operating expenses	2,022	908	54		2,984
Income (loss) from operations	785	(204)	(49)		532
Other (expense) income:
Interest expense	(176)	(14)	—		(190)
Loss on extinguishment of debt	—	(17)	—		(17)
Other (expense) income	124	4	(117)	(s)	11
Total other (expense) income	(52)	(27)	(117)		(196)
Income (loss) before income taxes	733	(231)	(166)		336
Income tax expense	(151)	7	99	(t)	(45)
Net income	582	(224)	(67)		291

(p)	Represents Pandora’s results for the period January 1, 2018 through June 30, 2018.

(q)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(r)
This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.

(s)	This adjustment eliminates the unrealized gain for the fair value adjustment of our preferred stock investment in Pandora.

(t)	This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at June 30, 2018 to the pro forma adjustments of $(166) and Pandora's loss before income tax of $(231).

					2019 vs 2018 Change
(in millions)	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Three Months		Six Months
Sirius XM:	2019	2018	2019	2018	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Subscriber revenue	$1,402	$1,304	2,772	2,562	$98	8%	$210	8%
Advertising revenue	52	47	98	89	5	11%	9	10%
Equipment revenue	41	37	82	72	4	11%	10	14%
Other revenue	43	46	81	89	(3)	(7)%	(8)	(9)%
Total Sirius XM revenue	1,538	1,434	3,033	2,812	104	7%	221	8%
Cost of services
Revenue share and royalties (a)	360	335	707	645	25	7%	62	10%
Programming and content (b)	106	96	201	189	10	10%	12	6%
Customer service and billing (b)	98	94	195	187	4	4%	8	4%
Transmission (b)	24	22	48	43	2	9%	5	12%
Cost of equipment	6	8	12	15	(2)	(25)%	(3)	(20)%
Total Sirius XM cost of services	594	555	1,163	1,079	39	7%	84	8%
Gross Profit	$944	$879	$1,870	$1,733	$65	7%	$137	8%
Gross Margin %	61%	61%	62%	62%	—%	—%	—%	—%

(a)
For the three and six months ended June 30, 2018 revenue share and royalties includes $69 related to the legal settlement that resolved all outstanding claims, including ongoing audits, under Sirius XM's statutory license for sound recordings for the period January 1, 2007 through December 31, 2017.

(b)
For the three months ended June 30, 2019, we have excluded share-based compensation expense of $7 related to programming and content, $1 related to customer service and billing and $1 related to transmission. For the three months ended June 30, 2018, we have excluded share-based compensation expense of $10 related to programming and content, $1 related to customer service and billing and $2 related to transmission. For the six months ended June 30, 2019, we have excluded share-based compensation expense of $14 related to programming and content, $2 related to customer service and billing and $2 related to transmission. For the six months ended June 30, 2018, we have excluded share-based compensation expense of $18 related to programming and content, $2 related to customer service and billing and $3 related to transmission.

					2019 vs 2018 Change
(in millions)	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Three Months		Six Months
Pandora:	2019	2018	2019	2018	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Subscriber revenue	$135	114	269	218	$21	18%	$51	23%
Advertising revenue	306	271	537	486	35	13%	51	10%
Total Pandora revenue	441	385	806	704	56	15%	102	14%
Cost of services
Revenue share and royalties	246	236	463	458	10	4%	5	1%
Programming and content	3	2	7	4	1	50%	3	75%
Customer service and billing	21	24	44	44	(3)	(13)%	—	—%
Transmission (c)	14	11	24	22	3	27%	2	9%
Total Pandora cost of services	284	273	538	528	11	4%	10	2%
Gross Profit	$157	$112	$268	$176	$45	40%	$92	52%
Gross Margin %	36%	29%	33%	25%	7%	24%	8%	32%

(c)
For the three months ended June 30, 2019, we have excluded share-based compensation expense of $1 related to transmission. For the three months ended June 30, 2018, we have excluded share-based compensation expense of $1 related to transmission. For the six months ended June 30, 2019, we have excluded share-based compensation expense of $2 related to transmission. For the six months ended June 30, 2018, we have excluded share-based compensation expense of $2 related to transmission.

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of June 30, 2019 compared to June 30, 2018:

	As of June 30,		2019 vs 2018 Change
(subscribers in thousands)	2019	2018 (1)	Amount	%
Sirius XM
Self-pay subscribers	29,336	28,203	1,133	4%
Paid promotional subscribers	5,009	5,292	(283)	(5)%
Ending subscribers	34,345	33,495	850	3%
Traffic users	9,150	8,118	1,032	13%
Sirius XM Canada subscribers	2,702	2,648	54	2%

Pandora
Active users - all services	64,948	71,435	(6,487)	(9)%
Self-pay subscribers	6,224	5,976	248	4%
Paid promotional subscribers	733	—	733	nm
Ending subscribers	6,957	5,976	981	16%

(1)	Includes Pandora's results as of June 30, 2018.

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and six months ended June 30, 2019 and 2018:

					For the 2019 vs 2018 Change
	For the Three Months Ended June 30,		Six Months Ended June 30,		Three Months		Six Months
(subscribers in thousands)	2019	2018 (2)	2019 (1)	2018 (3)	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	290	483	421	690	(193)	(40)%	(269)	(39)%
Paid promotional subscribers	(116)	(54)	(115)	69	(62)	115%	(184)	(267)%
Net additions	174	429	306	759	(255)	(59)%	(453)	(60)%
Weighted average number of subscribers	34,126	33,197	34,071	33,013	929	3%	1,058	3%
Average self-pay monthly churn	1.7%	1.6%	1.7%	1.7%	0.1%	6%	—	—%
ARPU (4)	$13.83	$13.30	$13.67	$13.13	$0.53	4%	$0.54	4%
SAC, per installation	$22.74	$27.54	$23.40	$27.86	$(4.80)	(17)%	$(4.46)	(16)%

Pandora
Self-pay subscribers	64	350	310	498	(286)	(82)%	(188)	(38)%
Paid promotional subscribers	(3)	—	(23)	—	(3)	nm	(23)	nm
Net additions	61	350	287	498	(289)	(83)%	(211)	(42)%
Weighted average number of subscribers	6,873	5,803	6,791	5,663	1,070	18%	1,128	20%
ARPU	$6.53	$6.52	$6.61	$6.41	$0.01	—%	$0.20	3%
Ad supported listener hours (in billions)	3.49	3.86	6.91	7.71	(0.37)	(10)%	(0.80)	(10)%
Advertising revenue per thousand listener hours (RPM)	$80.14	$68.75	$71.46	$62.15	$11.39	17%	$9.31	15%
Licensing costs per thousand listener hours (LPM)	$37.91	$36.87	$37.28	$36.61	$1.04	3%	$0.67	2%
Licensing costs per paid subscriber (LPU)	$4.16	$4.78	$4.06	$4.72	$(0.62)	(13)%	$(0.66)	(14)%

Total Company
Adjusted EBITDA	$618	$507	$1,184	$954	$111	22%	$230	24%
Free cash flow	$474	$486	$774	$813	$(12)	(2)%	$(39)	(5)%
nm - not meaningful

(1)	Includes Pandora's results for the six month period, inclusive of pre-acquisition results for the period January 1, 2019 through January 31, 2019.

(2)	Includes Pandora's pre-acquisition results for the period April 1, 2018 through June 30, 2018.

(3)	Includes Pandora's pre-acquisition results for the period January 1, 2018 through June 30, 2018.

(4)	ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $38 and $26 for the three months and $75 and $51 for the six months ended June 30, 2019 and 2018, respectively.

Glossary

Active users - the number of distinct registered users on the Pandora services, including subscribers, that have consumed content within the trailing 30 days to the end of the final calendar month of the period. The number of active users on the Pandora services may overstate the number of unique individuals who actively use our Pandora service, as one individual may use multiple accounts. To become a registered user on the Pandora services, a person must sign-up using an email address or phone number, or access our service using a device with a unique identifier, which we use to create an account for our service. Prior to the second quarter of 2018, Pandora defined active users as the number of distinct registered users, including subscribers, that have requested audio from Pandora's servers during the trailing 30 days to the end of the final calendar month of the period.

Average self-pay monthly churn - the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) predecessor net income adjusted for certain expenses, including depreciation and amortization, other income (loss), and share-based payment expense for January 2019 and the six months ended June 30, 2018, (iii) share-based payment expense and (iv) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. As a result of large capital investments in our satellite radio system, our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves, acquisition related costs, loss on extinguishment of debt and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2019	2018	2019	2018
Net income:	$263	$293	$425	$582
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	69	25	69
Acquisition and other related costs (1)	7	—	83	—
Share-based payment expense (3)	57	36	106	70
Depreciation and amortization	119	75	226	147
Interest expense	97	86	187	176
Loss on extinguishment of debt	—	—	1	—
Other expense (income)	3	(88)	2	(124)
Income tax expense	76	71	157	151
Purchase price accounting adjustments:
Revenues	2	2	4	5
Operating expenses	(6)	—	(7)	—
Pro forma adjustments (2)	—	(37)	(25)	(122)
Adjusted EBITDA	$618	$507	$1,184	$954

(1)	Acquisition and other related costs include $21 of share-based compensation expense.

(2)
Pro forma adjustment for three months ended June 30, 2018 includes Pandora's Net income for the three months ended June 30, 2018 of $(92) plus Depreciation and amortization of $14, Share-based payment expense of $28, Loss on extinguishment of debt of $15, and Interest expense of $7 offset by Other expense (income) of $2 and Income tax benefit of $7. Pro forma adjustment for the six months ended June 30, 2019 includes Pandora's January 2019 Net income of $(44) plus Depreciation and amortization of $6, Share-based payment expense of $11, Acquisition and other related costs of $1, and Interest expense of $2 offset by Other expense (income) of $1. Pro forma adjustment for six months ended June 30, 2018 includes Pandora's Net income for the six months ended June 30, 2018 of

$(224) plus Depreciation and amortization of $28, Share-based payment expense of $54, Loss on extinguishment of debt of $17, and Interest expense of $14 offset by Other expense (income) of $4 and Income tax benefit of $7.

(3)	Allocation of share-based payment expense:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2019	2018	2019	2018
Programming and content	$7	$10	$14	$18
Customer service and billing	1	1	2	2
Transmission	2	1	3	3
Sales and marketing	19	6	34	11
Engineering, design and development	13	4	22	8
General and administrative	15	14	31	28
Total share-based payment expense	$57	$36	$106	$70

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment and purchases of other investments. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We exclude from free cash flow certain items that do not relate to the on-going performance of our business, such as cash flows for acquisitions, strategic and short-term investments, and net loan activity with related parties and other equity investees. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the unaudited consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2019	2018	2019	2018
Cash Flow information
Net cash provided by operating activities	$545	$579	$941	$994
Net cash provided by (used in) investing activities	$(75)	$(99)	$209	$(184)
Net cash used in financing activities	$(317)	$(495)	$(989)	$(815)
Free Cash Flow
Net cash provided by operating activities	$545	$579	$941	$994
Additions to property and equipment	(70)	(93)	(160)	(174)
Purchases of other investments	(1)	—	(7)	(7)
Free cash flow	$474	$486	$774	$813

ARPU - Sirius XM ARPU is derived from total earned subscriber revenue (excluding revenue associated with our connected vehicle services), advertising revenue, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Pandora ARPU is defined as average monthly subscriber revenue per paid subscriber on our Pandora subscription services.
Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories (excluding connected vehicle services), divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period. SAC, per installation, is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(costs in millions and installs in thousands)	2019	2018	2019	2018
Subscriber acquisition costs, excluding connected vehicle services	$104	$120	$212	$242
Less: margin from sales of radios and accessories, excluding connected vehicle services	(34)	(29)	(68)	(56)
	$70	$91	$144	$186
Installations	3,078	3,313	6,155	6,693
SAC, per installation (a)	$22.74	$27.54	$23.40	$27.86
Ad supported listener hours - is based on the total bytes served over our advertising supported platforms for each track that is requested and served from our Pandora servers, as measured by our internal analytics systems, whether or not a listener listens to the entire track. For non-music content such as podcasts, episodes are divided into approximately track-length parts, which are treated as tracks. To the extent that third-party measurements of advertising hours are not calculated using a similar server-based approach, the third-party measurements may differ from our measurements.
RPM - is calculated by dividing advertising revenue, excluding AdsWizz and other off-platform revenue, by the number of thousands of listener hours on our Pandora advertising-based service.
LPM - is calculated by dividing advertising licensing costs by the number of thousands of listener hours on our Pandora advertising-based service.
LPU - is calculated by dividing subscriber licensing costs by the number of paid subscribers on our Pandora subscription services.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world's largest audio entertainment company, and the premier programmer and platform for subscription- and advertising-supported audio products. With the recent addition of Pandora, the largest streaming music provider in the U.S., SiriusXM reaches more than 100 million people with its audio products. For more about the new SiriusXM, please go to: www.siriusxm.com.

FORWARD-LOOKING STATEMENTS

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract and retain subscribers and listeners, which is uncertain; the effectiveness of our marketing efforts; our ability to attract advertisers to our platform and maintain revenue growth; interference to our service from wireless operations; consumer protection laws and their enforcement; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; the security of the personal information about our customers; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; our failure to realize benefits of acquisitions or other strategic initiatives; rapid technological and industry changes; failure of third parties to perform; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; impairment of our business by third-party intellectual property rights; and changes to our dividend policies which could occur at any time. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2018, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site ( http://www.sec.gov ). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com